Exhibit 99.1

Insulet Announces Pricing of New Senior Secured Credit Facilities

ACTON, Mass., April 29, 2021 — Insulet Corporation (NASDAQ:PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, today announced the pricing of a $500 million senior secured term loan B facility (the term facility) and a $60 million senior secured revolving facility (the revolving facility, and together with the term facility, the credit facilities).

The Company expects that loans under the term facility will be issued at 99.75% of the aggregate principal amount thereof and will bear interest at a rate of LIBOR plus 3.25%, with a 0.50% LIBOR floor, and that loans under the revolving facility will bear interest at a rate of LIBOR plus an applicable margin of 2.75% to 3.25% based on the Company’s total net leverage ratio from time to time. The Company intends to use the proceeds of the credit facilities for general corporate purposes, including to retire indebtedness and/or to fund investments.

The closing under the credit facilities is subject to customary closing conditions. The commitments in respect of the credit facilities and the terms and conditions thereof remain subject to the finalization and execution of definitive documentation.

Morgan Stanley and Citigroup are acting as joint lead arrangers and bookrunners for the transaction.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, please visit: www.insulet.com and www.omnipod.com.

Forward-Looking Statements:

This press release may contain forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on Insulet’s current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Insulet’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in Insulet’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 24, 2021 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

© 2021 Insulet Corporation. Omnipod is a registered trademark of Insulet Corporation in the United States of America and other various jurisdictions. All rights reserved.

Investor Relations:

Deborah R. Gordon

Vice President, Investor Relations

(978) 600-7717

dgordon@insulet.com

Media:

Angela Geryak Wiczek

Senior Director, Corporate Communications

(978) 932-0611

awiczek@insulet.com